EXECUTION COPY








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                            STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 20, 2000



                                     BETWEEN

                          DYNAMIC MATERIALS CORPORATION

                                       AND

                                   SNPE, INC.
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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I THE ACQUISITION....................................................1
   Section 1.1  Purchase and Sale of Shares..................................1
   Section 1.2  Consideration for the Shares.................................2
   Section 1.3  Closing Date Deliveries and Payments.........................2
ARTICLE II THE CLOSING.......................................................2
   Section 2.1  Date of Closing..............................................2
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................2
   Section 3.1  Corporate Organization.......................................2
   Section 3.2  Authority; Absence of Conflicts..............................3
   Section 3.3  Outstanding Capital Stock; Title to Shares...................4
   Section 3.4  Absence of Undisclosed Liabilities; Indebtedness.............5
   Section 3.5  Absence of Changes...........................................6
   Section 3.6  Financial Statements.........................................9
   Section 3.7  Real Property...............................................10
   Section 3.8  Tangible Personal Property..................................12
   Section 3.9  Computer Software...........................................13
   Section 3.10  Year 2000 Compliance.......................................13
   Section 3.11  Intellectual Property Rights...............................14
   Section 3.12  Material Contracts.........................................16
   Section 3.13  Permits and Licenses.......................................17
   Section 3.14  Legal Proceedings..........................................17
   Section 3.15  Employee Benefit Plans; ERISA..............................18
   Section 3.16  Labor Matters..............................................20
   Section 3.17  Environmental Matters......................................20
   Section 3.18  Tax Matters................................................23
   Section 3.19  Operating Insurance........................................25
   Section 3.20  Regulatory Filings.........................................26
   Section 3.21  Books and Records..........................................26
   Section 3.22  Compliance with Laws.......................................27
   Section 3.23  Certain Business Practices, Potential Conflicts of Interest27
   Section 3.24  Brokers' or Finders' Fees..................................27
   Section 3.25  SEC Documents..............................................28
   Section 3.26  Disclosure.................................................28
   Section 3.27  Inventory..................................................28
   Section 3.28  Receivables................................................28
   Section 3.29  Employment Agreements......................................29
   Section 3.30  WARN29
   Section 3.31  No Subsidiaries; Other Equity Investments..................29
   Section 3.32  Ownership of Company Common Stock..........................29
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................30
   Section 4.1  Organization and Corporate Power............................30
   Section 4.2  Authority; Absence of Conflicts.............................30


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   Section 4.3  No Investigation............................................31
   Section 4.4  Securities Laws Matters.....................................31
   Section 4.5  Brokers' or Finders' Fees...................................31
ARTICLE V COVENANTS.........................................................32
   Section 5.1  Full Access and Cooperation; Confidentiality................32
   Section 5.2  Preservation of Business....................................32
   Section 5.3  Negative Covenants..........................................33
   Section 5.4  Governmental and Third Party Consents.......................33
   Section 5.5  No Solicitation.............................................33
   Section 5.6  Notice of Developments......................................34
   Section 5.7  Notice of Breach............................................34
   Section 5.8  Schedules...................................................35
   Section 5.9  Reasonable Efforts..........................................35
   Section 5.10 Delivery of Certificates....................................35
   Section 5.11 Registration Rights Agreement...............................35
   Section 5.12 Note 36
   Section 5.13 Board Composition...........................................36
Section 5.14 Directors' and Officers' Liability Insurance...36
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY...........37
   Section 6.1  Representations, Warranties and Covenants...................37
   Section 6.2  Closing Certificate.........................................37
   Section 6.3  No Adverse Proceedings......................................37
   Section 6.4  Buyer Consents..............................................37
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER................38
   Section 7.1  Representations, Warranties and Covenants...................38
   Section 7.2  Closing Certificate.........................................38
   Section 7.3  Legal Opinion...............................................39
   Section 7.4  No Adverse Proceedings......................................39
   Section 7.5  No Company Material Adverse Effect..........................39
   Section 7.6  Company Consents............................................39
   Section 7.7  Stockholder Approval........................................39
   Section 7.8  Amendment to Shareholder Rights Plan........................39
   Section 7.10  Note40
   Section 7.11  Registration Rights Agreement..............................40
   Section 7.13  Final Monthly Balance Sheet................................40
   Section 7.14  Environmental Matters......................................40
   Section 7.15  Environmental Permits and Releases.........................41
ARTICLE VIII TERMINATION....................................................41
   Section 8.1  Termination.................................................41
   Section 8.2  Liabilities Upon Termination................................43
ARTICLE IX MISCELLANEOUS....................................................44
   Section 9.1  Definitions.................................................45
   Section 9.2  Expenses....................................................46
   Section 9.3  Attorneys' Fees.............................................46
   Section 9.4  Notices.....................................................46
   Section 9.5  Successors and Assigns......................................47


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   Section 9.6  Entire Agreement and Modification...........................48
   Section 9.7  Certain Interpretive Matters................................48
   Section 9.8  GOVERNING LAW...............................................48
   Section 9.9  Counterparts................................................49
   Section 9.10  Further Assurances.........................................49
   Section 9.11  Severability...............................................49
   Section 9.12  Public Statements..........................................49
   Section 9.13  Specific Performance.......................................49
   Section 9.14  Schedules..................................................49


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


                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT" is made and entered into as of the 20th day of January 2000, by and between Dynamic Materials Corporation, a Delaware corporation (the "COMPANY"), and SNPE, Inc., a Delaware corporation ("BUYER").

                                    RECITALS:

          WHEREAS, Buyer is presently the legal and beneficial owner of approximately 14.4% of the outstanding common stock, par value $0.05 per share, of the Company (the "COMPANY COMMON STOCK") and wishes to increase such interest by an amount sufficient to achieve voting control of the Company;

          WHEREAS, the Company desires to issue and sell to Buyer, and Buyer desires to purchase from the Company, 2,109,091 additional shares (the "SHARES") of Company Common Stock; and

          WHEREAS, contemporaneously with the purchase of the shares hereunder, Buyer will purchase from the Company a Convertible Subordinated Note (the "NOTE") with an aggregate principal amount of $1,200,000, convertible into additional shares of Company Common Stock and having such other terms as the parties have agreed;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                 THE ACQUISITION

          SECTION 1.1. PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in SECTION 2.1 hereof), the Company will sell and deliver to Buyer, and Buyer will purchase and acquire from the Company, all right, title and interest in and to the Shares, free and clear of all Encumbrances (as defined in SECTION 3.8 hereof.)

          SECTION 1.2. CONSIDERATION FOR THE SHARES. The aggregate consideration (the "PURCHASE PRICE") payable by Buyer for the Shares shall be Five Million Eight Hundred Thousand Dollars ($5,800,000).

          SECTION 1.3. CLOSING DATE DELIVERIES AND PAYMENTS. At the Closing, the Company shall deliver to Buyer the stock certificates evidencing the Shares. At the Closing, Buyer shall pay to the Company the Purchase Price by wire transfer of immediately available funds to a bank account that shall have been identified to the Buyer by the Company not less than three business days prior to the Closing Date.


                                   ARTICLE II

                                   THE CLOSING

          SECTION 2.1. DATE OF CLOSING. The consummation of the purchase and sale of the Shares contemplated hereby (the "CLOSING") shall take place on the earlier of May 15, 2000 (or such other date as the parties may mutually agree upon) or the fifth business day following the date upon which the last remaining condition set forth in Articles VI and VII has been satisfied or waived by the party entitled to waive that condition, at the offices of ______________________________________________ at ____________ local time, or on such other date or at such other place designated by the parties in writing. The date on which the Closing is effected is referred to in this Agreement as the "CLOSING DATE." At the Closing, the parties shall execute and deliver the documents referred to in Articles VI and VII.


                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company makes the following representations and warranties to Buyer, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date as conditions to the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer.

          SECTION 3.1. CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite


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corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it, except where the lack of such qualification or license would not have a Company Material Adverse Effect (as defined in Section 3.5 hereof). The Company has provided to Buyer complete and correct copies of (a) its Certificate of Incorporation certified by the competent authority of the jurisdiction of incorporation within 30 days of the date hereof and (b) its Bylaws, certified as true and correct by the Secretary of the Company, each as amended to the date hereof.

          SECTION 3.2. AUTHORITY; ABSENCE OF CONFLICTS. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate action (other than the stockholder approval referenced in Section 7.7 hereof) on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles (whether applied in a court of equity or a court of law).

            Except for the consents and approvals listed in SCHEDULE 3.2 hereto (collectively, the "COMPANY CONSENTS"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will: (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a


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breach or default) under any of the terms, conditions or provisions of any
Material Contract (as defined in SECTION 3.12 hereof); (iii) accelerate or give to others any interests or rights, including without limitation rights of acceleration, termination, modification or cancellation, under any Material Contract or in or with respect to the capital stock, business, assets or properties of the Company; (iv) result in the creation of any Encumbrance on the capital stock, business, assets or properties of the Company; (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal (each, a "GOVERNMENTAL ENTITY") to which the Company or any of its assets or properties are subject, except as would not have a Company Material Adverse Effect; or (vi) require the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity, except as would not have a Company Material Adverse Effect.

          SECTION 3.3. OUTSTANDING CAPITAL STOCK; TITLE TO SHARES. The authorized capital stock of the Company consists of: 15,000,000 shares of Company Common Stock, of which at the date hereof 2,828,577 shares are issued and outstanding and 4,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. No other classes of capital stock of the Company are authorized or outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and none of such shares has been issued in violation of any preemptive rights of any present or former shareholders.

          The Shares have been duly authorized and reserved for issuance and, when issued by the Company to Buyer in exchange for the Purchase Price pursuant to the Agreement, will be validly issued, fully paid and non-assessable, and Buyer shall have good title thereto, free and clear of any Encumbrance.

          Except as provided in SCHEDULE 3.3 hereto, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company any shares of Company Common Stock or any other security of the Company, and there is


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no outstanding security of any kind convertible into or exchangeable for such capital stock or other security.

          SECTION 3.4 ABSENCE OF UNDISCLOSED LIABILITIES; INDEBTEDNESS. (a) Except as set forth in SCHEDULE 3.4(A) hereto, the Company has no direct or indirect indebtedness or other liability, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof (collectively, "LIABILITIES"), other than: (i) Liabilities set forth in the Financial Statements (as defined in SECTION 3.6 hereof); and (ii) Liabilities which have arisen after the date of the Financial Statements in the ordinary course of business consistent with past practice, all of which are accurately and fairly reflected in the books and records of the Company and which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (b) As of the date hereof, the Liabilities of the Company incurred or identified in connection with the closing of the Louisville, Colorado, facility (the "LOUISVILLE FACILITY") do not exceed by more than $200,000 the Liabilities identified in Schedule 3.4(b) with respect to the closing of the Louisville Facility.

          (c) As of the date hereof, the Liabilities of the Company incurred or identified in connection with the commencement of operations at the Dunbar and Mount Braddock, Pennsylvania, facilities (collectively, the "PENNSYLVANIA FACILITY") do not exceed by more than $300,000 the Liabilities identified in
Schedule 3.4(c) with respect to the commencement of operations at the Pennsylvania Facility.

          (d)  Except as set forth in SCHEDULE 3.4(D) hereto and as set forth in
Section 3.5(Q), the Company has no outstanding: (i) short-term and long-term indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments (without duplication of any amounts identified pursuant to clause (i)); (iii) Liabilities with respect to rent or other amounts due under a lease to which the Company is a party that is required to be classified and accounted for as a capitalized lease under generally accepted accounting principles other than such leases for a term of less than one year or involving total annual payments of less than

$25,000; (iv) Liabilities incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations (excluding trade accounts payable and purchase money Liabilities arising in the ordinary course of business consistent with past practice and otherwise not in breach of any other representation in this Section 3.4); (v) Liabilities relating to the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; or (vi) Liabilities in respect of guarantees by the Company of items referred to in clauses (i) through (v) above of other Persons (collectively, "INDEBTEDNESS").

          SECTION 3.5 ABSENCE OF CHANGES. Except as set forth in SCHEDULE 3.5 hereto, since December 31, 1998, the Company has been operated in all material respects in the ordinary course of business consistent with past practice and there has not been any change, event, development or state of facts with respect to the business or condition of the Company, which, individually or together with other such changes, events, developments, or states of facts, has had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect, whether or not foreseeable or known as of the date of this Agreement, that, individually or in the aggregate with any such other changes, events or effects, would be, or would reasonably be expected to be, materially adverse to: (i) the (a) business, (b) condition (financial or otherwise), or (c) results of operations of the Company; (ii) the transactions contemplated by this Agreement; (iii) the legality, validity or enforceability of this Agreement or the realization of the rights and remedies hereunder; or (iv) the ability of the Company to promptly perform its obligations under this Agreement. In addition, without limiting the foregoing, except as disclosed in SCHEDULE 3.5 hereto or except in the ordinary course of business consistent with past practice or except as otherwise contemplated by this Agreement, there has not occurred since December 31, 1998:

          (A) any amendment or change to the Certificate of Incorporation, Bylaws or other organizational documents of the Company;

          (B) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or other property) in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any equity securities of the Company;

          (C) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock or other securities of the Company, or any option, warrant, right or other security relating to such capital stock or such other security, or any modification or amendment of any right of any holder of any outstanding shares of capital stock or other securities of the Company (other than pursuant to existing Plans (as defined in Section 3.15 hereof);

          (D) (1) any increase (whether current or deferred) in the salary or bonus of any director, officer, employee, agent, consultant or representative of the Company, other than salary increases in the ordinary course of business consistent with past practice, (2) any payment of consideration of any nature whatsoever (i) to any officer, director, stockholder, employee other than salary, bonus or dividend equivalent salary paid in the ordinary course of business consistent with past practice, or (ii) to any agent consultant or representative of the Company other than in the ordinary course of business consistent with past practice, (3) any grant of any severance, continuation or termination pay or similar rights to any director, officer, stockholder, employee, agent consultant or representative of the Company, or (4) any adoption, entering into, amendment, modification, or termination (partial or complete) of any Plan or employment contract with respect to any officer, director, stockholder, employee, agent consultant or representative of the Company;

          (E) any write-off or write-down of or any determination to write off or write down any of the assets of the Company in an aggregate amount exceeding $25,000;

          (F) any sale, license or other disposition of, or incurrence of an Encumbrance other than a Permitted Lien as defined in SECTION 3.7 hereof) on any asset of the Company in an aggregate amount exceeding $50,000;

          (G) any entering into, material amendment, modification, termination (partial or complete) or granting of a waiver, or failure to perform under (i) any Material Contract (as defined in SECTION 3.12(A) hereof) which is required to be disclosed in SCHEDULE 3.12 hereto (or had it been in effect on the date hereof would have been required to be listed on SCHEDULE 3.12(A) as a Material Contract), or (ii) any material amendment, termination, waiver, disposal, or lapse of, or failure to preserve, any material Permit (as defined in SECTION
3.13 hereof) or other form of authorization held by the Company or its Subsidiaries;

          (H) any revaluation of any of the assets or properties of the Company;

          (I) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets, other than expenditures or commitments made with respect to the Pennsylvania Facility as set forth on Schedule 3.4(c), in an aggregate amount exceeding $100,000;

          (J) any transaction by the Company with any officer, director, stockholder, Affiliate or associate of the Company or any business or entity in which any such individual has an interest, other than: (i) any transaction that would not (x) be reportable by a reporting company pursuant to Regulation S-K under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and as set forth on SCHEDULE 3.5 or (y) constitute a breach of subsection (D) above; or (ii) pursuant to any Material Contract listed pursuant to SCHEDULE 3.12 hereto;

          (K) any loan or advance by the Company to any Person, except for advances in the ordinary course of business consistent with past practice to employees for business travel and other business expenses;

          (L) any material change in the accounting methods or procedures of the Company, except to the extent required by GAAP (as defined in SECTION 3.6) or any Governmental Entity;

          (M) any work-stoppage, strike, labor difficulty, or union organizational campaign (in process or, to the Company's knowledge after due inquiry, threatened) at or affecting the Company;

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


          (N) any payment, prepayment, discharge, or satisfaction by the Company of any lien or liability of or owing by the Company other than liens or liabilities that were paid, discharged or satisfied in the ordinary course of business and consistent with past practice;

          (O) any cancellation of any liability or indebtedness owed to the Company by any other Person in an aggregate amount exceeding $25,000;

          (P) The Company will not terminate the officers or plant managers identified on Schedule 3.5(P) without cause and, as of the date hereof, the Company has received no notice of intent to resign from such officers or plant managers. The Company will notify the Buyer promptly in the event of receipt of such notice; or

          (Q) any increase in the amount of outstanding of the (i) Fayette County Industrial Development Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 issued pursuant to the Trust Indenture between Fayette County Industrial Development Authority and Star Bank, N.A., as Trustee, dated as of September 1, 1998 ("IDRB INDEBTEDNESS") of the Company above the amount of such IDRB Indebtedness as of the date of this Agreement of approximately $6,850,000, (ii) the Acquisition Line Credit Limit (as that term is defined in the First Amendment to the Amended and Restated Credit Facility and Security Agreement between the Company and Keybank National Association, N.A., the "CREDIT AGREEMENT")) Indebtedness of the Company above the amount of such Acquisition Line Credit Limit Indebtedness as of the date of this Agreement of approximately $5,000,000, (iii) the Accommodation Line (as that term is defined in the Credit Agreement) Indebtedness above the amount of such Accommodation Line Indebtedness as of the date of this Agreement of approximately $2,300,000, and (iv) the Working Capital Line (as that term is defined in the Credit Agreement) Indebtedness above the amount of such Working Capital Line Indebtedness as of the date of this Agreement of approximately $5,000,000 pursuant to which to date the Company has drawn down approximately $2,100,000 and subject to the borrowing base requirements of such Indebtedness prescribed by the lender thereof without modification, amendment or waiver thereto.

          SECTION 3.6 FINANCIAL STATEMENTS. The Company has delivered to Buyer true and complete copies of: (a) the audited balance sheets of the Company at December 31, 1996, 1997, and 1998 and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, certified by the Company's independent public accounting firm; and (b) the unaudited balance sheets of the Company at March 31, June 30, and September 30, 1999 and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal quarters then ended (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 3.6 hereto, such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), except for the absense of notes and year end adjustments with regard to unaudited Financial Statements, and such Financial Statements, including the related notes thereto, if any, fairly present the financial position of the Company at the dates indicated and such statements of income, changes in stockholders' equity and cash flow fairly present the results of operations, changes in stockholders' equity and cash flow of the Company for the periods indicated. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements. The Financial Statements were compiled from and are in accordance with the books and records of the Company which are in all material respects complete.

          SECTION 3.7 REAL PROPERTY. (a) SCHEDULE 3.7(A) hereto sets forth a complete list of: (a) the real property owned in fee by the Company (the "OWNED REAL PROPERTY"); and (b) all real property leased by the Company, including any options, including options to purchase, or rights of first offer relating thereto (the "LEASED REAL PROPERTY") (the Owned Real Property, the Leased Real Property and all other rights or interests of the Company in real property (the "OTHER REAL PROPERTY INTERESTS") being collectively referred to herein as the "REAL PROPERTY"). The Company has made available to Buyer true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in the possession of the Company relating to all of the Real Property. Except as set forth in SCHEDULE 3.7(a), none of the Real Property reflected in the Financial Statements has been disposed of, and no Real Property has been acquired by the Company since December 31, 1998.

          (b) Except for: (i) liens and encumbrances disclosed on SCHEDULE 3.7(B) hereto; (ii) liens for current Taxes (as hereinafter defined) not yet delinquent; (iii) covenants, conditions and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company to deliver good title and/or other real property rights and interests in such Real Property; and (iv) any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due on the underlying obligation (collectively, the "PERMITTED LIENS"), the Company has good title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free and clear of any mortgage, pledge, assessment, security interest, lien, claim, charge, conditional sales contract, lease, sublease, adverse claim, charge, restriction, reservation, option, right of first refusal, other encumbrance of any nature whatsoever or other Contract to give any of the foregoing (collectively, "ENCUMBRANCES"). Except as set forth on
SCHEDULE 3.7(B) hereto, the Company has good title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property and which are owned by the Company, as reflected in the Financial Statements, free and clear of any Encumbrances except for Permitted Liens, and none of such assets is subject to any contract, sublease or other arrangement for its use by any Person other than the Company.

          (c) Except as set forth on Schedule 3.7(c) hereto, each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company (or to the knowledge of the Company, by the lessor) under any such lease or sublease, and, except as set forth on
SCHEDULE 3.7(C) hereto, each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

          (d) The Company duly and timely delivered to E.I. du Pont de Nemours (the "LANDLORD") a notice of extension of the lease between the Landlord and the Company relating to the Pennsylvania Facility.

          (e) Except as set forth on SCHEDULE 3.7(E) hereto, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any additional mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar Encumbrance aggregating in excess of $50,000.

          (f) The Company has not received notice of and has no knowledge of any law, ordinance or regulation (whether in effect, pending or proposed) which would reasonably be expected to have a Company Material Adverse Effect on the Company's use of the Leased Real Property.

          (g) With respect to the option to extend the term of the Operating Lease made as of March 18, 1998, by and among Spin Forge, LLC, the Company and Joseph P. Allwein, affecting the property located at 1700 East Grand Avenue, El Segundo, CA (the "SPIN FORGE LEASE"), for one additional term of 10 years, as set forth in Section 1C of the Spin Forge Lease (the "EXTENSION Option"), the Extension Option remains in full force and effect.

          (h) The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each parcel of Owned Real Property and, to the Company's knowledge after due inquiry, each parcel of Leased Real Property comply in all material respects with all applicable laws (including Environmental Laws as defined in Section 3.17), ordinances, rules, regulations and similar governmental and regulatory requirements. Each parcel of Owned Real Property and Leased Real Property is in good operating condition and repair, ordinary wear and tear excepted. Each parcel of Owned Real Property and, to the Company's knowledge after due inquiry, each parcel of Leased Real Property (in view of the purposes for which each parcel of Owned Real Property or Leased Real Property is currently used) conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the knowledge of the Company, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are, to the knowledge of the Company, in good operating condition and repair, ordinary wear and tear excepted.

          (i) The Other Real Property Interests include all material easements, rights-of-way and similar rights necessary to conduct the business of the Company as presently conducted and to use all of its Real Property as currently used. No such material easement or right will be breached by, nor will any party thereto be given a right of termination, as a result of, the transactions contemplated by this Agreement.

          SECTION 3.8 TANGIBLE PERSONAL PROPERTY. (a) The Company has good title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property (collectively, the "TANGIBLE PERSONAL PROPERTY") owned by the Company, free and clear of any Encumbrance of any kind or nature whatsoever, except for Permitted Liens. All material items of Tangible Personal Property currently owned or used by the Company as of the date hereof are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the places of business of the Company and are owned outright by the Company or validly leased. Except as set forth on SCHEDULE 3.8(A) hereto, the owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the business of the Company as currently conducted or as currently contemplated to be conducted.

          (b) SCHEDULE 3.8(B) hereto sets forth a complete and correct list of all Tangible Personal Property leases to which the Company is a party involving total annual payments in excess of $25,000 or for a term of more than one year, together with a brief description of the property leased. The Company has made available to Buyer complete and correct copies of each lease (and any amendments thereto) listed on SCHEDULE 3.8(B) hereto. Except as set forth on SCHEDULE 3.8(B): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company nor (to the knowledge of the Company) any other party is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or (to the knowledge of the Company) any other party under such lease; and (iii) to the knowledge of the Company, there are no material defaults alleged against the Company or by any other party with respect to any such lease.

          SECTION 3.9 COMPUTER SOFTWARE. All computer software programs (excluding noncustomized computer software available to the Company on an over-the-counter basis through normal commercial channels) used by the Company in the conduct of its business are owned or licensed by the Company free and clear of Encumbrances, except for Permitted Liens, and, to the Company's knowledge, do not infringe any patent, copyright, trade secret or trademark of any other Person. SCHEDULE 3.9 hereto sets forth a list of all such computer software programs and identifies whether such programs are owned by the Company or used by license.

          SECTION 3.10 YEAR 2000 COMPLIANCE. All Date-Sensitive Systems of the Company are Year 2000 Compliant. The Company has made inquiries of its vendors, suppliers and other business partners, and has not been advised that they and/or their products, as applicable, are not Year 2000 Compliant. The Company has prepared and will implement promptly manual workarounds in the event of Year 2000 malfunctions of the Company or any business partner of the Company. "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company for its internal use, or which the Company sells, leases, licenses, assigns or otherwise provides, or the benefit of which the Company provides, to its customers, vendors, suppliers, affiliates or any other third party. "DATE DATA" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "YEAR 2000 COMPLIANT" means, with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The Company has prepared, adopted, implemented and completed a Year 2000 Compliance and has provided Buyer a complete and accurate copy thereof.

          SECTION 3.11 INTELLECTUAL PROPERTY RIGHTS. (a) As used herein, the term "RECORDED INTELLECTUAL PROPERTY" shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications. SCHEDULE 3.11(A) hereto sets forth a true and complete list of all of the Recorded Intellectual Property owned or used by the Company in the operation of its business. Such Recorded Intellectual Property, together with copyrights, service marks, trademarks, trade secrets, trade names, technical knowledge, know-how, and other confidential proprietary information and related ownership, use and other rights, shall be collectively referred to hereinafter as the "INTELLECTUAL PROPERTY." Except as set forth on SCHEDULE 3.11(B) hereto, the Company has the right to use, free and clear of any claims or rights of others, all Intellectual Property owned or used by it in the operation of its business that is material to the business, and such use does not, to the knowledge of the Company, infringe on any patent, trademark, copyright, service mark or trade name, or misappropriate, any other Intellectual Property or right, of others.

          (b) The Company owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted and as presently proposed to be conducted. Each material item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company, immediately subsequent to the Closing hereunder. The Company has taken all necessary or reasonable action to protect and preserve the confidentiality of all trade secrets, processes, know-how, technical knowledge and other Intellectual Property not otherwise protected by patents, patent applications or copyright that are material to the business of the Company. Except as set forth on Schedule 3.11(b), each employee of the Company has executed a confidentiality agreement, which includes an agreement to assign to the Company all rights to Intellectual Property originated or invented by such employee relating to the business of the Company and to maintain the confidentiality of all confidential information of Company, including, without limitation, all trade secrets, technical knowledge and know-how. To the knowledge of the Company, no breach of any such confidentiality agreements has occurred.

          (c) Except as set forth on SCHEDULE 3.11(C) hereto, to the knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, the Company has not received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. No third party has, to the knowledge of the Company, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

          (d) SCHEDULE 3.11(D) hereto identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to any contract. To the knowledge of the Company, with respect to each such item of used Intellectual Property:

(i) the contract covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after giving effect to the transactions contemplated hereby; and

(iii)  no party to the contract is in breach or default thereof.

          (e) Except as set forth on SCHEDULE 3.11(E) hereto, the Company has not granted to any third party any license of or other right to use any of the material Intellectual Property of the Company.

          SECTION 3.12 MATERIAL CONTRACTS. (a) SCHEDULE 3.12(A) lists each contract, agreement, license, lease, sublease, arrangement or understanding, whether oral or written, or series of related contracts (excluding purchase orders and customer orders in the ordinary course of business), (A) which involves annual expenditures or receipts by the Company of more than $100,000, or (B) which provides for performance, regardless of amount, over a period in excess of one year after the date of such contract, arrangement or commitment (each, a "MATERIAL CONTRACT").

          (b) Except as set forth on SCHEDULE 3.12(B) hereto, to the knowledge of the Company, neither any officer, director or employee of the Company or any Affiliate, nor any member of any such Person's immediate family, is presently a party to or directly interested in any material transaction with the Company, including any contract or other binding arrangement (i) providing for the furnishing of material services by such Person (except in such Person's capacity as an officer, director, employee or consultant), (ii) providing for the rental of material real or personal property from such Person, or (iii) otherwise requiring material payments to such Person (other than for services as an officer, director, employee or consultant of the Company). For the purpose of this Agreement "PERSON" shall mean any natural person, corporation, joint stock corporation, general partnership, limited partnership, limited liability company or partnership, other entity, enterprise or business organization, trust, union, association or Governmental Entity (as defined in SECTION 3.2 hereof).

          The Company has made available to Buyer complete and correct copies of each written Material Contract (and any amendments thereto), and SCHEDULE 3.12(A) hereto contains a reasonably detailed description of all oral Material Contracts. Except as set forth on SCHEDULE 3.12(A) hereto: (i) each Material Contract is in full force and effect; (ii) neither the Company nor, to the knowledge of the Company, any other party is in default under any such Material Contract; and (iii) to the knowledge of the Company, there are no defaults alleged against the Company by any other party with respect to any such Material Contract.

          SECTION 3.13 PERMITS AND LICENSES. Except as set forth on SCHEDULE
3.13 hereto or where failure to hold any Permit would not individually or in the aggregate, have a Company Material Adverse Effect, the Company holds all permits, licenses, approvals, franchises, notices, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments issued by any Governmental Entity to the Company (collectively, the "PERMITS") necessary for the ownership and conduct of the business of the Company in each of the jurisdictions in which the Company conducts or operates its respective business in the manner now conducted. All Permits are valid and in full force and effect. The Company is in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is not pending, or to the knowledge of the Company, threatened, any non-renewal, suspension, termination or revocation of any such Permit. Except as set forth in Schedule 3.13, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby. No present or former officer, director, shareholder or employee, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which the Company owns, possesses or uses in the conduct of its business as now or previously conducted.

          SECTION 3.14 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 3.14 hereto, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits (collectively, "LEGAL PROCEEDINGS") pending or, to the knowledge of the Company, threatened, against the Company or its properties, assets, business, employees or agents in connection with the business of the Company which individually or together with similar Legal Proceedings involves a claim in excess of $50,000, or it is reasonably likely that such claims will be prosecuted successfully (in the reasonable judgment of the Buyer) and upon such successful prosecution, such claims would reasonably be expected to have a Company Material Adverse Effect. There are no such Legal Proceedings pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on SCHEDULE 3.14 hereto, there is no judgment, order, writ injunction, decree or award (whether issued by a Governmental Entity or otherwise) to which the Company is a party, or involving the property, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company.

          SECTION 3.15 EMPLOYEE BENEFIT PLANS; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, equity-based, severance or other plan or written agreement relating to employment, compensation or fringe benefits for employees, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (collectively, the "PLANS") is listed on SCHEDULE 3.15 attached hereto, and, except as set forth on Schedule 3.15, such Plans are in substantial compliance with all applicable laws and have been administered and operated in all material respects in accordance with their terms.

          (b) Except as set forth on Schedule 3.15, each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (c) Neither the Company nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be "qualified" within the meaning of Section 401(a) of the
Code) which provides benefits with respect to Employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA). Each Plan subject to the requirements of
Section 601 of ERISA has been operated in substantial compliance therewith.

          (d) No individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is subject to Title IV of ERISA, as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto.

          (e) No Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or PBGC insurance premiums) or Section 412(f) or
(n) of the Code by any entity required to be aggregated with the Company, pursuant to Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any

"employee pension benefit plan" (as defined in Section 3(2) of ERISA).

          (f) With respect to each Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable, to each respective Plan - (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

          SECTION 3.16 LABOR MATTERS. No union or other labor organization is certified or recognized as collective bargaining agent to represent any employees of the Company and the Company has no knowledge of any campaign currently in progress to seek representation with respect to any employees of the Company. The Company is not a party to, the subject of, involved in or, to the knowledge of the Company, threatened by any labor dispute, unfair labor practice charge, strike, work stoppage, work slowdown, picketing, boycott, handbilling or other concerted action by or on behalf of any employees of the Company.

          SECTION 3.17 ENVIRONMENTAL MATTERS. Except as disclosed on SCHEDULE
3.17 hereto:

          (a) The Company and its operations and properties are in compliance with all Environmental Laws, the Company has not received any communication from any person or Governmental Entity that alleges that the Company, its operations or properties are not in material compliance with Environmental Laws. There are no unreserved or unbudgeted capital expenditures required to bring the Real Property, the facilities, business or operations of the Company into compliance with Environmental Laws, whether currently applicable or reasonably expected to be required in the future.

          (b) The Company and its operations have obtained or applied for all Environmental Permits and are in material compliance with all terms and conditions of the Environmental Permits. All such Environmental Permits are in full force and effect or, where applicable, an application has been timely filed and is pending agency approval and will not prohibit or impair the Company from continuing to operate all of its facilities and conduct its operations as conducted prior to Closing or as contemplated pursuant to this transaction.

          (c)  There is no material Environmental Claim pending or threatened:
(i) against the Company; (ii) against any real or personal property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company; or (iii) against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (d) There has been no Release of any Hazardous Materials that would be reasonably likely to: (i) form the basis of any Environmental Claim against the Company or its operations or properties; or (ii) cause any real property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company to be subject to any restrictions on ownership, operation, occupancy, use or transfer. The Company is not currently required or obligated to perform any investigation, removal, remediation, response action or corrective action with respect to the presence of any Release of Hazardous Materials at any of the facilities, properties or operations where the Company conducts its business, as set forth in SCHEDULE 3.7 (A), or at any other location.

          (e) The Company has provided to Buyer: (i) copies of all Environmental Permits as well as material environmental inspections, audits, studies, plans or reports conducted or prepared by or on behalf of the Company or its operations or properties; (ii) a list of all Hazardous Materials used, stored, generated, recycled or disposed of by the Company and all such available information concerning its joint ventures; (iii) a list of all off-site Hazardous Materials treatment, storage or disposal facilities used by the Company; and (iv) the cost of: (A) all material pollution control equipment (including, without limitation, upgrades and other modifications to existing equipment); and (B) all remediation, in each case of (A) and (B) that are currently required, or reasonably contemplated to be required in the future.

          (f) There is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any Real Property at the time owned, leased or operated by the Company any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material.

          For purposes of this Agreement, the following terms have the following definitions:

          "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, causes of action, notices, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Entity) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from: (A) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Permits.

          "ENVIRONMENTAL LAWS" means all applicable federal, state, local laws (including common laws), rules, ordinances, regulations, orders, directives and binding administrative or judicial interpretations thereof relating to: pollution, the environment (including, without limitation, indoor and outdoor air, surface water, groundwater, land surface or subsurface strata); noise and vibration, the protection and use of land or natural resources; the protection of human health and safety; or the Release, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ENVIRONMENTAL PERMITS" means all applicable permits, consents, licenses, approvals or authorizations issued by Governmental Entities under Environmental Laws.

          "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS") in regulated concentrations; (b) any chemicals, materials or substances which are now defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Laws; (c) any chemicals, materials or substances which exhibit the characteristics of ignitability; reactivity; toxicity; and corrosivity; and (d) any other chemical, material, substance or waste (including without limitation, fertilizers, pesticides, herbicides and fungicides), the use, handling or exposure to which is now prohibited, limited or regulated under any Environmental Laws.

          "RELEASE" means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          SECTION 3.18 TAX MATTERS. (a) Except as disclosed on SCHEDULE 3.18(A) hereto: (i) All Tax Returns (as defined below) required to be filed by or with respect to the Company have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the best knowledge of the Company, no basis exists for any such adjustment; (v) with respect to any period for which Taxes are not yet due, the Company has made sufficient current accruals for all such Taxes in its Financial Statements; (vi) the Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties; (vii) the Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (viii) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), has been filed with respect to the Company; (ix) there are no Encumbrances as a result of any unpaid Taxes, other than Taxes not yet due and payable, upon any of the assets of the Company; (x) the Company is not a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (xi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the Treasury regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xii) the Company has not been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes;
(xiii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xiv) the Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar Contract; (xv) the Company has no income reportable for a period ending after the Closing Date but attributable to a transaction (E.G., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xvi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xvii) the Company is not subject to any accumulated earnings tax penalty or personal holding company tax and (xviii) the Company is not obligated under any agreement with respect to industrial development bonds or similar obligations under which the ability of the holder of such bonds to exclude from gross income the interest thereon for U.S. federal income tax purposes could be adversely affected by the transactions contemplated hereby.

          (b)  Except as disclosed on Schedule 3.18(b) hereto:

          (i) There are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (ii) there are no outstanding waivers or agreements extending the statutory period of limitations for any period with respect to any Tax to which the Company may be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (iv) no closing agreement has been entered into by or with respect to the Company; (v) there are no requests for information currently outstanding that could affect the Taxes of the Company; (vi) since January 1, 1995, no claim has been made in writing addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation in that jurisdiction; and (vii) there are no proposed reassessments of any property owned by the Company or other proposals that would be reasonably likely to increase the amount of any Tax to which the Company would be subject.

          (c) The Company has made available to Buyer complete copies of: (i) all filed Tax Returns of the Company relating to the taxable periods since January 1, 1995; (ii) any audit report issued since January 1, 1995 relating to Taxes due from or with respect to the Company, its income, assets or operations; and (iii) any extensions of the statute of limitations with respect to any Taxes due from or with respect to the Company, its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on SCHEDULE 3.18(C) hereto have been examined by the relevant Tax authority or the statute of limitations with respect to such Tax Returns has expired.

          "TAXES" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

          "TAX RETURNS" shall mean reports, returns and statements required to be supplied to a Tax authority in connection with Taxes.

          SECTION 3.19 OPERATING INSURANCE. SCHEDULE 3.19 hereto sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company with respect to its businesses. Complete and correct copies of each such policy have been made available to Buyer. All such policies are in full force and effect for such amounts, types of coverage and risks as are customarily obtained by Persons engaged in similar businesses. After giving effect to the transactions contemplated hereby, all such insurance in effect prior to the Closing will remain in full force and effect. No notice of cancellation has been received with respect to any such policy. All premiums due thereon have been paid in a timely manner and no event has occurred, including, without limitation, the failure of the Company to give any notice or information or the Company giving inaccurate or erroneous notice or information, which would reasonably be expected to have a Company Material Adverse Effect upon the rights of the Company under any such insurance policies. Except as set forth on SCHEDULE 3.19 hereto, there are no pending claims or, to the knowledge of the Company, threatened claims, under the insurance policies of the Company with respect to their property or assets.

          SECTION 3.20 REGULATORY FILINGS. Except as would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Entities having jurisdiction over it, its business or its assets, and all required regulatory approvals in respect thereof are in full force and effect. All such regulatory filings were in compliance in all material respects with applicable laws, and no deficiencies have been asserted by any Governmental Entity with respect to such regulatory filings.

          SECTION 3.21 BOOKS AND RECORDS. True and correct copies of the minute books and stock record books of the Company have been provided to Buyer. Such minute books contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders and Board of Directors of the Company and accurately reflect in all material respects all corporate actions of the Company which are required by law to be passed upon by the Board of Directors or the shareholders of the Company. The stock record books accurately reflect all transactions in shares of the capital stock of the Company. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company accurately reflect the business and financial condition of the Company.

Except as set forth on SCHEDULE 3.21 hereto, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

          SECTION 3.22 COMPLIANCE WITH LAWS. The Company: (i) is in compliance and has complied with all laws, statutes, rules, regulations, codes and ordinances applicable to its business, properties and operations; and (ii) is not in violation of any writ, judgment, decree, injunction, or similar order applicable to such entity, except where such failure to comply or violation would not or would not reasonably be expected to have a Company Material Adverse Effect. There have been no claims made or, to the Company's knowledge, threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing, and no event has occurred that (with or without the giving of notice or the lapse of time or both) constitutes or results, directly or indirectly, in a violation by the Company or failure to comply with any law, except for claims which are no longer pending or which claims or events are set forth on SCHEDULE 3.22 hereto or would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.23 CERTAIN BUSINESS PRACTICES, POTENTIAL CONFLICTS OF Interest. Neither the Company nor any director, officer, agent or employee of the Company has: (i) used any of the Company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of the Company; or (iii) made any other unlawful payment from the funds of the Company.

          SECTION 3.24 BROKERS' OR FINDERS' FEES. Except as set forth on
SCHEDULE 3.24 hereto, which fees or other compensation shall be the sole responsibility of the Company, no agent, broker, investment banker, or other person or firm acting on behalf of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by this Agreement.

          SECTION 3.25 SEC DOCUMENTS. The Company has provided to the Buyer a list of each effective registration statement, report, proxy statement or information statement filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, as the case may be. None of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 3.26 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Financial Statements, the Schedules hereto or any certificate furnished or to be furnished by or on behalf of the Company to the Buyer pursuant to this Agreement or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, certificate or other instrument.

          SECTION 3.27 INVENTORY. Except as set forth in SCHEDULE 3.27 hereto, the inventories of the Company (including raw materials, supplies and other materials) are of a quality of usable or salable in the ordinary course of business, net of any applicable reserves for obsolete, damaged or defective inventory, which reserves are reasonable and appropriate under the circumstances and are in accordance with GAAP. The value at which the inventory is carried on the books and records of the Company reflects the normal inventory valuation policy utilized by the Company and is in accordance with GAAP, consistently applied.

          SECTION 3.28 RECEIVABLES. Except as set forth in SCHEDULE 3.28 hereto, all of the accounts receivable reflected in the Financial Statements were generated from bona fide transactions by the Company in the ordinary course of business consistent with past practice and, except for reserves and trade provisions reflected in the Financial Statements, which reserves are reasonable and appropriate under the circumstances and are in accordance with GAAP, constitute valid, undisputed claims of the Company in the amounts reflected therein, and are not subject to valid defenses for a material amount, or material claims of set-off, recoupment or counterclaim.

          SECTION 3.29 EMPLOYMENT AGREEMENTS. Attached as SCHEDULE 3.29 is a list of all of the Company's employment agreements. The Company has furnished to Buyer complete copies of each such agreement, together with all amendments or modification thereto. The Company has also furnished to Buyer copies of all consulting contracts or similar agreements in effect on the date hereof relating to any consultant employed or retained by the Company in its conduct of its businesses.

          SECTION 3.30 WARN. Except as set forth on SCHEDULE 3.30, the Company has not been required by the Worker Adjustment and Retraining Notification Act (the "WARN ACT"), at any time through the date of this Agreement, to provide any type of notice in respect of terminations of employees, reductions in the work force, temporary shutdowns of work sites or as may otherwise be required under the WARN Act.

          SECTION 3.31 NO SUBSIDIARIES; OTHER EQUITY INVESTMENTS.

          (a)  The Company has no Subsidiaries.

          (b) The Company does not own any shares of the capital stock of any corporation or have any equity or partnership interest or limited liability company interest in any other entity.

          "SUBSIDIARY" means any corporation, association or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is made, owned or controlled, directly or indirectly, by the Company.

          SECTION 3.32 OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, after giving prospective effect to the transactions contemplated by this Agreement, Buyer will be the owner, legally and beneficially, of not less than 50.8% of the outstanding Company Common Stock (excluding for purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon conversion of the Note).

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to the Company, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company:

          SECTION 4.1 ORGANIZATION AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to own, lease and operate the properties and assets which it currently owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans.

          SECTION 4.2 AUTHORITY; ABSENCE OF CONFLICTS. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer, and no other corporate actions on the part of Buyer are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

          Except for the consents and approvals listed on SCHEDULE 4.2(A) hereto (collectively, the "BUYER CONSENTS"), neither the execution and delivery of this Agreement the consummation of the transactions contemplated hereby nor compliance with the terms hereof will: (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws (or comparable constituent documents) of the Buyer; (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any material contract to which Buyer is a party or by which Buyer's assets are bound; (iii) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any Governmental Entity to which the Buyer or any of its assets or properties are subject; or (iv) except as set forth on
SCHEDULE 4.2(B) hereto, require the Buyer to give notice to, obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity.

          SECTION 4.3 NO INVESTIGATION. There are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the knowledge of the Buyer, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby.

          SECTION 4.4 SECURITIES LAWS MATTERS. The Buyer is acquiring the Shares for its own account, for investment purposes and not with a view toward, or for the purpose of, the resale or distribution thereof. The Buyer will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Shares, or any securities issued or issuable with respect to any of the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise which the holders thereof are entitled to receive, in each case except pursuant to a registration under the Securities Act pursuant to an exemption therefrom or in a transaction not subject thereto, and, in any event, in compliance with all applicable state securities or blue sky laws.

          SECTION 4.5 BROKERS' OR FINDERS' FEES. Except as disclosed on SCHEDULE
4.5 hereto, no agent, broker, investment banker, or other person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or the Company in connection with any of the transactions contemplated by this Agreement, other than customary fees and expenses of attorneys, accountants and similar professionals.

                                   ARTICLE V

                                   COVENANTS

          SECTION 5.1 FULL ACCESS AND COOPERATION; CONFIDENTIALITY. From the date hereof through the Closing Date, the Company shall afford to Buyer and its counsel, accountants and other advisors and representatives, including but not limited to environmental professionals, reasonable access, during normal business hours, and the Company shall disclose and make reasonably available to them (with the right to make copies), all of the books and records of the Company relating to the ownership of the properties, operations, financial condition, assets, obligations and Liabilities of the Company, and the Company shall afford Buyer and its financing counsel, accountants and other advisors and representatives, including but not limited to environmental professionals, with reasonable access to the facilities and properties of the Company and to the officers and directors of the Company. Buyer agrees that it will hold, and will cause its Affiliates and each of their respective directors, officers, employees, agents (including counsel and accountants) and other representatives to hold, any information so obtained in confidence to the extent required by and in accordance with the provisions of the confidentiality agreement dated November 16, 1999 between the Company and Buyer. Within 30 days of the end of each month through the Closing Date, the Company will deliver to Buyer an unaudited balance sheet and income statement of the Company for the month then ended (the "MONTHLY BALANCE SHEET"), which financial statements shall be prepared in accordance with GAAP in a manner consistent with past accounting practices of the Company.

          SECTION 5.2 PRESERVATION OF BUSINESS. From the date hereof through the Closing Date, the Company shall conduct its business consistent with past business practices, and the Company shall use its reasonable best efforts to preserve the business organization of the Company intact, maintain in good repair all of the Tangible Personal Property of the Company, keep available the services of, and maintain present relationships with, key officers, directors, employees, consultants, and agents, the Company's material suppliers, customers, and others having material business relationships with them and preserve their goodwill, except that the Company shall not renew the Personal Services Agreement with Joseph P. Allwein upon its expiration on March 18, 2000 without the approval the Buyer.

          SECTION 5.3 NEGATIVE COVENANTS. From and after the date hereof through the Closing Date, the Company shall not, except with the prior written consent of Buyer, or except as expressly permitted by this Agreement (i) take or agree to take, whether in writing or otherwise, any of the actions described in
Section 3.5, (ii) issue additional Indebtedness with a maturity date of more than one year from the date hereof or (iii) change the composition of the board of directors of the Company.

          SECTION 5.4 GOVERNMENTAL AND THIRD PARTY CONSENTS. Each of Buyer, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to obtain, and to cooperate with the other party in obtaining, as promptly as practicable, all authorizations, consents, orders and approvals of any Governmental Entity or other third party (including, without limitation, the Company Consents and the Buyer Consents and all regulatory filings) that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement.

          SECTION 5.5 NO SOLICITATION. From the date hereof until the Closing Date, neither the Company nor any Affiliate of the Company, nor any of the officers, directors, employees, representatives or agents of the Company or any of its Affiliates shall, without the prior written consent of Buyer, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Buyer) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition of assets of such party or any of its subsidiaries or other transaction that would result in the transfer to any such Person or Persons (other than in the ordinary course of business) of any part of the business or assets thereof or any equity interest therein (other than as contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; PROVIDED, HOWEVER, that the restrictions of this paragraph shall not apply to any transaction or series of transactions which would not result in the disposition of a material amount of a party's capital stock or assets; PROVIDED, that if the Company receives an unsolicited Acquisition Proposal (as defined below) from any Person or an unsolidated inquiry that would reasonably be likely to result in the making of an Acquisition Proposal from a Person reasonably believed by the Board of Directors (after consultation with its financial advisors) to have the financial resources to consummate an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors may participate in discussions regarding such Acquisition Proposal or furnish information regarding the Company and its business to the Person making such unsolidated Acquisition Proposal or such unsolicited inquiry pursuant to an appropriate confidentiality agreement. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer for a merger, consolidation or other business combination involving the Company or any Affiliate or any proposal or offer to acquire or cause to be acquired or that would result in the acquisition in any manner, directly or indirectly, of all or any substantial portion of the business, assets or capital stock of the Company or any Affiliate, other than the transactions contemplated by this Agreement. If the Company or any representative thereof receives, directly or indirectly, from any Person (other than Buyer) any Acquisition Proposal, the Company or the relevant representative (as appropriate) shall promptly deliver a copy of such notice to the Buyer.

          SECTION 5.6 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, the Company shall notify Buyer of any changes or developments with respect to the business, operations or prospects of the Company which would have or would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 5.7 NOTICE OF BREACH. From the date hereof to the Closing, each party hereto shall, immediately upon becoming aware thereof, give detailed written notice to the other party hereto of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof; PROVIDED, HOWEVER, that such notice shall not be deemed to modify, amend or supplement the representations and warranties of the Buyer or the Company or the Schedules hereto for any purpose of this Agreement or shall not relieve the notifying party for any liability that such party may otherwise have in respect of such breach.

          SECTION 5.8 SCHEDULES. From the date hereof until the Closing Date, the Buyer, on the one hand, and the Company, on the other hand, shall supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; PROVIDED, HOWEVER, that none of such supplements or amendments shall be deemed to modify, amend or supplement the representations and warranties of the Buyer or the Company or the Schedules hereto for any purposes of this Agreement. Such amendments and supplements shall be provided every thirty days beginning February 1, 2000 or, in the event of any amendment or supplement regarding a matter that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, promptly following the Company's obtaining knowledge thereof

          SECTION 5.9 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, between the date hereof and the earlier of the Closing Date or the Termination Date, Buyer, on the one hand, and the Company, on the other hand, will use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to maintain the accuracy of its representations and warranties hereunder. Neither the Buyer nor the Company will take, agree to take or knowingly authorize to be taken any action or do or knowingly authorize to be done anything in the conduct of the business of the Buyer or the Company or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

          SECTION 5.10 DELIVERY OF CERTIFICATES. At the Closing, each party shall deliver to the other such good standing certificates, officers' certificates and similar documents and incumbency certificates as counsel for the requesting party shall have reasonably requested prior to the Closing Date.

          Section 5.11 REGISTRATION RIGHTS AGREEMENT. The Company and the Buyer shall have entered a registration rights agreement substantially in form attached hereto as Exhibit A granting to the Buyer for a period of five years demand and "piggyback" registration rights with respect to the Shares and the shares of Company Common Stock issuable upon a conversion of the Note (the "REGISTRATION RIGHTS AGREEMENT").

          Section 5.12 NOTE. The Company shall issue and deliver to Buyer and the Buyer shall purchase the Note (as defined in the recitals hereto), substantially in the form attached hereto as Exhibit B.

          Section 5.13 BOARD COMPOSITION AND OPTIONS COMMITTEE. The Bylaws of the Company shall be amended so provide for the following to become effective on the Closing Date:

          (a) the size of the board of the directors of the Company shall be expanded to seven members of whom four directors shall be nominated by the Buyer. On the Closing Date, Messrs. Allwein and Franson shall resign from the board of directors and Messrs. Morgenthaler, Allen and Bartlett shall be permitted to complete their current terms in office (subject to their removal for "cause" as that term is generally understood under the Delaware General Corporation Law) but shall not have the authority to designate their successors and, thereafter, the board members elected to fill such three board seats (the "REMAINING BOARD MEMBERS") shall be nominated and elected as provided by the Bylaws of the Company, and

          (b) a committee of the board of directors of the Company shall be created to consider the granting of stock options to directors, officers, employees or affiliates of the Company or the Buyer. Any such grant of stock options will require unanimous approval of the members of such committee. Until the completion by each of Messrs. Morgenthaler, Allen and Bartlett of their respective current terms in office (or their earlier resignation, removal or death), the committee shall be comprised of an equal number of Buyer-nominated board members and Remaining Board Members.

          SECTION 5.14 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Buyer shall use reasonable efforts to cause the Company to maintain until July 1, 2002, directors' and officers' liability insurance in amounts and coverages comparable to that maintained by the Company on the date hereof; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 125% of the per annum rate of premium paid by the Company for such insurance on the date of this Agreement, then the Buyer shall use reasonable efforts to cause the Company to provide the maximum coverage that shall then be available at an annual premium equal to 125% of such rate.


                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                   THE COMPANY

          The obligations of the Company hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

          SECTION 6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). Buyer shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

          SECTION 6.2 CLOSING CERTIFICATE. Buyer shall have delivered to the Company a certificate signed by a duly authorized officer of Buyer, dated as of the Closing Date, to the effect set forth in SECTION 6.1 hereof.

          SECTION 6.3 NO ADVERSE PROCEEDINGS. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          SECTION 6.4 BUYER CONSENTS. The Buyer Consents shall have been duly and validly obtained and all statutory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), the Defense Production Act of 1950, as amended (the "EXON-FLORIO AMENDMENT") or otherwise shall have expired or terminated. The Buyer Consents shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the material modification or amendment of any contract or Permit or any agreement to materially modify the future conduct of the business of the Company from the manner in which such business is currently conducted, except for the payment of filing and other customary fees to any Governmental Entity or such payments or such material modifications or amendments as were previously approved in writing by the Company.

          SECTION 6.5 PAYMENT. Buyer shall pay to the Company all amounts due to the Company under Section 1.2 and the Buyer shall have purchased the Note substantially in the form attached as Exhibit B.

          SECTION 6.6 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company Certificate of Incorporation, Bylaws, the Securities Act, the Delaware General Corporation Law and all other applicable laws.


                                  ARTICLE VII

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

          The obligations of Buyer hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer.

          SECTION 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). The Company shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

          SECTION 7.2 CLOSING CERTIFICATE. Buyer shall have received certificates to the effect set forth in SECTION 7.1 and SECTION 7.5 hereof signed by a duly authorized Officer of the Company, and dated as of the Closing Date.

          Section 7.3 LEGAL OPINION. Buyer shall have received the opinion of Davis, Graham, Stubbs LLP, counsel to the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit C.

          SECTION 7.4 NO ADVERSE PROCEEDINGS. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          SECTION 7.5 NO COMPANY MATERIAL ADVERSE EFFECT. Since the date hereof, there shall not have occurred a Company Material Adverse Effect, including without limitation as a result of a change in the laws or regulations that govern the business of the Company.

          SECTION 7.6 COMPANY CONSENTS. The Company Consents shall have been duly and validly obtained, and all statutory waiting periods under the HSR Act and the Exon-Florio Amendment or otherwise shall have expired or been terminated. The Company Consents shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the modification or amendment to any Material Contract or Permit, or any agreement to materially modify the future conduct of the business of the Company from the manner in which such business is currently conducted (all as determined by Buyer in the reasonable exercise of its discretion), except for the payment of filing and other customary fees to any Governmental Entity or such payments or such material modifications or amendments as were previously approved in writing by the Buyer.

          SECTION 7.7 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Certificate of Incorporation, Bylaws, the Securities Act, the Delaware General Corporation Law and all other applicable laws.

          SECTION 7.8 AMENDMENT TO SHAREHOLDER RIGHTS PLAN. The Rights Agreement dated as of January 8, 1999 between the Company and Harris Trust and Savings Bank, as Rights Agent, shall have been amended to exempt (i) the transactions contemplated by this Agreement, and (ii) any purchase of any number of shares of Company Common Stock by Buyer that the Buyer deems necessary to maintain Buyer's legal and beneficial ownership of not less than 50.1% of Company Common Stock (excluding for the purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon Conversion of the
Note) from the triggering provisions thereof with respect to exercise of the Rights (as defined therein).

          SECTION 7.9 CLEAN-UP MT. BRADDOCK FACILITY. The Company shall, after consultation with Buyer, undertake such additional subsurface environmental investigations as may be reasonably necessary to ascertain the presence or Release, if any, of Hazardous Materials at the Mount Braddock Facility. To the extent indicated by the results of such environmental investigation, the Company shall promptly perform such remediation as may be required by or pursuant to applicable Environmental Laws, including without limitation, the Pennsylvania Land Recycling and Environmental Standards Act (Act 2), where appropriate.

          SECTION 7.10 NOTE. The Company shall have issued and delivered to Buyer the Note, substantially in the form attached hereto as Exhibit B.

          SECTION 7.11 REGISTRATION RIGHTS AGREEMENT. The Company and the Buyer shall have entered into the Registration Rights Agreement.

          Section 7.12 BANKING AUTHORITY. The Company shall have prepared all necessary documentation required by each bank at which the Company holds accounts to change the signatory authority on each account as specified by the Buyer.

          Section 7.13 FINAL MONTHLY BALANCE SHEET. The Buyer shall have received the Monthly Balance Sheet of the Company for the month immediately preceding the month in which the stockholders of the Company shall be required to vote to approve the transactions contemplated hereby, and such Monthly Balance Sheet shall reflect Indebtedness not in excess of that described in
Section 3.5(Q) hereof.

          Section 7.14 ENVIRONMENTAL MATTERS. The Company (a) shall have obtained, at the Company's sole cost and expense, for the benefit of Buyer and the Company, an environmental insurance policy in scope and coverage substantially similar to that set forth on Exhibit D for a term of not less than ten (10) years with an aggregate policy limit of not less than $10 million inclusive of those sites and facilities as set forth in Exhibit D; and (b) is maintaining all its operations and Real Property in compliance with all Environmental Laws and Environmental Permits to the reasonable satisfaction of the Buyer.

          Section 7.15 ENVIRONMENTAL PERMITS AND RELEASES . The Company shall have obtained any required transfer, renewal, assignment or application of any Environmental Permits pursuant to an Environmental Law.

          Section 7.16 PERCENTAGE OF OWNERSHIP OF COMPANY COMMON STOCK. As of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, Buyer will be the owner, legally and beneficially, of not less than 50.1% of the outstanding Company Common Stock (excluding for purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon conversion of the Note).


                                  ARTICLE VIII

                                   TERMINATION

          SECTION 8.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

          (a)  By the mutual written consent of Buyer and the Company;

          (b) By either Buyer or the Company, if the Closing shall not have occurred on or before May 15, 2000 or such other date as the parties may mutually agree upon, (the "TERMINATION DATE") or any closing condition set forth in Articles VI or VII has not been satisfied by the date required for such satisfaction by the party of whom performance is required; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 8.1(B) shall not be available to any party that is in material breach of this Agreement at the time the notice of termination is delivered or whose delay or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date nor to Buyer if not available to Buyer under Section 8.1(d)(ii);

          (c) By either Buyer or the Company, if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part hereof;

          (d) By either Buyer or the Company, if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by the party claiming such material default; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 8.1(D) (i) shall not be available to any party who is in material breach of this Agreement at the time notice of termination is delivered, and (ii) shall not be available to the Buyer if the aggregate effect of (x) breaches by the Company of this Agreement and (y) the nonfulfillment by the Company (whether or not such nonfulfillment constitutes such a breach) of any unwaived condition set forth in Article VII hereof results in or is reasonably likely to result in a Company Material Adverse Effect of less than $1,500,000, PROVIDED FURTHER, that the limitations on Buyer's right to terminate set forth in this Section 8.1(d) shall not apply to the condition precedent to Buyer's Obligations at Closing set forth in Section 7.16;

          (e) By the Company, if it receives an unsolicited Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, in order to comply with its fiduciary duties to stockholders under applicable law, to approve or recommend such Acquisition Proposal, to cause the Company to enter into an agreement with respect to such Acquisition Proposal and to terminate this Agreement. In the event this Agreement is terminated by the Company pursuant to this Section 8.1(e) as a result of the consideration of an Acquisition Proposal, within 30 days after such termination, the Company will pay to the Buyer, in immediately available funds, as liquidated damages and not as a penalty, an amount equal to all out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred or paid by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement ("EXPENSES"); or

          (f) By Buyer, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Buyer or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock or other Acquisition Proposal is tendered to the stockholders of the Company and the Board of Directors of the Company fails to recommend against acceptance of such tender offer, exchange offer or Acquisition Proposal by its stockholder (including by taking no position with respect to the acceptance of such tender offer, exchange offer or Acquisition Proposal by its stockholders).

          If either Buyer or the Company terminates this Agreement pursuant to the foregoing provisions of this SECTION 8.1, such termination shall be effected by written notice by the terminating party to the other party specifying the provision pursuant to which such termination is made.

          SECTION 8.2 LIABILITIES UPON TERMINATION. Except for this SECTION 8.2,
SECTION 9.2, SECTION 9.12 and the confidentiality provisions of SECTION 5.1 hereof, which shall survive any termination of this Agreement, upon the termination of this Agreement, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, partners, employees, agents, consultants, stockholders, principals or other affiliates shall have any rights, obligations or liabilities hereunder or with respect hereto; PROVIDED, HOWEVER, that nothing contained in SECTION 8.1 or this SECTION
8.2 shall relieve any party from liability for any breach of any representation or warranty or failure to comply with any covenant or agreement contained herein.

          SECTION 8.3 TERMINATION FEE. (a) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to SECTION 8.1(E), (ii) Buyer shall terminate this Agreement pursuant to SECTION 8.1(F), or (iii) Buyer or the Company shall terminate this Agreement pursuant to Section 8.1(b) due to the failure to obtain the approval of the Company's stockholders and at the time of such failure, any Person shall have made a public announcement or otherwise communicated to the Company or its stockholders an Acquisition Proposal with respect to the Company which has not been rejected by the Company or terminated or withdrawn by the party making the Acquisition Proposal, then in accordance with SECTION 8.3(C), immediately prior to such termination in the case of clause
(i), or in the case of clause (ii) or (iii) if, within one year following the date of termination, the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal upon execution of such agreement, the Company shall pay to Buyer a termination fee in an amount equal to $250,000 (the "TERMINATION FEE") and, in addition, the Company shall pay to the Buyer Expenses (as defined in Section 8.1(e) hereof), in the case of clause (i), according to the terms of Section 8.1(e), and in the case of clause
(ii) or (iii), within 30 days after the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal.

          (b) Each of Buyer and the Company agrees that the payments provided for in SECTION 8.3(A) and 8.1(E) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to SECTION 8.1, (E) or
(F), as the case may be, and such remedy shall be limited to the payment stipulated in SECTION 8.3(A); PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

          (c)  Any payment of a Termination Fee required to be made pursuant to
SECTION 8.3(A) shall be made to Buyer by the Company within 30 days after the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal and shall be paid by wire transfer of immediately available funds to an account designated by Buyer.

          (d)  The parties agree that the agreements contained in this SECTION
8.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Buyer any fee due hereunder, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Buyer to collect payment, together with interest on the amount of such unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.


                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

           TERM                                     SECTION
           ----                                     -------
           Acquisition Proposal                     5.5
           Affiliate                                9.7
           Agreement                                Recitals
           Buyer                                    Recitals
           Buyer Consents                           4.2
           Closing                                  2.1
           Closing Date                             2.1
           Code                                     3.18(a)
           Company                                  Recitals
           Company Common Stock                     Recitals
           Company Consents                         3.2
           Company Material Adverse Effect          3.5
           Credit Agreement                         3.5(Q)
           Date Data                                3.10
           Date-Sensitive System                    3.10
           Encumbrances                             3.7
           Environmental Claim                      3.17
           Environmental Laws                       3.17
           Environmental Permits                    3.17
           ERISA                                    3.15(a)
           Exchange Act                             3.5(J)
           Exon-Florio Amendment                    6.4
           Expenses                                 8.1(e)
           Extension Option                         3.7(g)
           Financial Statements                     3.6
           GAAP                                     3.6
           Governmental Entity                      3.2
           Hazardous Materials                      3.17
           HSR Act                                  6.4
           IDRB Indebtedness                        3.5(Q)
           Indebtedness                             3.4
           Intellectual Property                    3.11
           Landlord                                 3.7(d)
           Leased Real Property                     3.7
           Legal Proceedings                        3.14
           Liability/Liabilities                    3.4
           Louisville Facility                      3.4(b)
           Material Contracts                       3.12(a)
           Monthly Balance Sheet                    5.1
           Note                                     Recitals
           Notice                                   9.4
           Other Real Property Interests            3.7

           TERM                                     SECTION
           ----                                     -------
           Owned Real Property                      3.7
           PBGC                                     3.15
           Pennsylvania Facility                    3.4(c)
           Permits                                  3.13
           Permitted Liens                          3.7
           Person                                   3.12(b)
           Plans                                    3.15
           Purchase Price                           1.2
           Real Property                            3.7
           Recorded Intellectual Property           3.11
           Registration Rights Agreement            5.11
           Release                                  3.17
           SEC                                      3.25
           SEC Documents                            3.25
           Securities Act                           3.25
           Shares                                   Recitals
           Spin Forge Lease                         3.7(g)
           Subsidiaries/Subsidiary                  3.31
           Tangible Personal Property               3.8
           Taxes                                    3.18
           Tax Returns                              3.18
           Termination Date                         8.1
           Termination Fee                          8.1
           WARN Act                                 3.30
           Year 2000 Compliant                      3.10

          SECTION 9.2 EXPENSES. The parties agree to share equally the filing fees for filing the notice required by the HSR Act. Each party shall be responsible for its own expenses incurred in connection with the transactions provided for herein or contemplated hereby.

          SECTION 9.3 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the party for whom judgment is finally granted by a court in connection with such action shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

          SECTION 9.4 NOTICES. Any notice, request, demand or other communication given by any party under this Agreement (each a "NOTICE") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given: (i) when personally delivered; or (ii) upon delivery by an overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given written notice to the other parties hereto; or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee; or (v) when delivered by facsimile transmission, the sender having received machine confirmation thereof.

   Notice to the Company shall be directed to:

   Dynamic Materials Corporation
   551 Aspen Ridge Drive
   Lafayette, Colorado  80026

   Attention: Joseph P. Allwein and Richard A. Santa

   with a copy to:

   Davis, Graham & Stubbs LLP
   4410 Arapahoe Avenue, Suite 200
   Viewpoint on the Parkway
   Boulder, Colorado  80303

   Attention:  John McCabe, Esq.

   Notice to Buyer shall be directed to:

   SNPE, Inc.
   5 Vaughn Drive, Suite III
   Princeton, New Jersey 08540

   Attention:  Mr. Bernard Fontana

   with a copy to:

   LeBoeuf, Lamb, Greene & MacRae, L.L.P.
   125 West 55th Street
   New York, New York  10019

   Attention:  Pierre F. de Ravel d'Esclapon, Esq.

          SECTION 9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any part hereof may not be assigned by any party without the prior written consent of the other party hereto; PROVIDED, however, that Buyer may assign its rights and obligations hereunder to an Affiliate. Any assignment in violation of the foregoing shall be null and void.

          SECTION 9.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement, the Schedules and Exhibits hereto and agreements executed concurrently herewith (all of which are hereby incorporated by reference into and considered part of this Agreement) supersede all prior agreements and understandings among the parties or any of its respective affiliates (written or oral) relating to the subject matter of this Agreement, and are intended to be the entire and complete statement of the terms of the agreement among the parties, and may be amended or modified only by a written instrument executed by all of the parties. The waiver by one party of any breach of this Agreement by any other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties.

          SECTION 9.7 CERTAIN INTERPRETIVE MATTERS. Unless the context otherwise requires: (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) "or" is disjunctive but not necessarily exclusive; (iv) words in the singular include the plural and VICE VERSA; and (v) the term "AFFILIATE" means any Person controlling, controlled by or under common control with the applicable referenced Person. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          SECTION 9.8 GOVERNING LAW. THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

          SECTION 9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

          SECTION 9.10 FURTHER ASSURANCES. Each of the parties shall, at any time and from time to time after the Closing Date, and at the expense of the other parties but without further consideration, execute and deliver such further instruments, assignments or documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

          SECTION 9.11 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 9.12 PUBLIC STATEMENTS. The Buyer, on the one hand, and the Company, on the other hand, will consult with the other before issuing, and will provide the other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statements prior to such consultation except as may be required by applicable law or judicial process.

          SECTION 9.13 SPECIFIC PERFORMANCE. In the event of a breach or threatened breach by any party hereto of any of his, her or its obligations hereunder to consummate the transactions provided for herein any other party hereto shall be entitled to specific performance with respect to said obligation. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

          SECTION 9.14 SCHEDULES. Except to the extent specifically provided herein to the contrary, inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

          Section 9.15 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company and the Buyer shall not survive the Closing Date.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          DYNAMIC MATERIALS CORPORATION



                                          By: /S/JOSEPH P. ALLWEIN
                                              ------------------------------
                                              Name:  Joseph P. Allwein
                                              Title: President
Witness:

SNPE S.A.                                 SNPE, INC.



By:  /S/JEAN FAURE                        By: /S/BERNARD FONTANA
     ------------------                       -----------------------------
     Name:  Jean Faure                        Name:  Bernard Fontana
     Title: Chairman                          Title: President